Exhibit 99.1

NEWS UPDATE

Contact:
Colleen Clements
314-422-0111
colleen.clements@labarge.com
FOR IMMEDIATE RELEASE
LaBARGE, INC. ACQUIRES PENSAR ELECTRONIC SOLUTIONS LLC
▪	Acquisition Adds More Than $55 Million in Annual Sales

▪	Will Be Accretive to Fiscal 2009 Earnings

▪	Further Diversifies LaBarge’s Sales Mix and Expands Presence in

Medical and Industrial Market Sectors

▪	Investment Community Webcast Today at 5:00 pm Eastern
ST. LOUIS, December 22, 2008 . . . . . LaBarge, Inc. (AMEX: LB) announced today that it has acquired all the assets of Pensar Electronic Solutions LLC (“Pensar”), a contract electronics manufacturer, located in Appleton, Wisconsin. LaBarge purchased Pensar for approximately $45 million, subject to certain adjustments. The acquisition was financed with senior debt through U.S. Bank N.A. and Wells Fargo Bank N.A.
“The addition of Pensar is an exciting development in the advancement of LaBarge’s growth strategy. The acquisition adds significant new customers and greatly expands our presence in the medical and industrial market sectors,” said Chief Executive Officer and President Craig LaBarge. “Additionally, we expect the acquisition to be modestly accretive to LaBarge’s earnings in the second half of the current fiscal year, which ends June 28, 2009, and more so into fiscal 2010.”
Pensar is a profitable contract electronics manufacturer that designs, engineers and manufactures low-to-medium volume, high-mix, complex printed circuit board assemblies and higher-level electronic assemblies for a variety of end markets. Pensar’s calendar 2008 revenues are expected to be approximately $55 million. The company has long-term customer relationships with industry leaders in a variety of commercial markets with the medical and industrial sectors accounting for the largest contributions to revenues.
LaBarge expects Pensar’s management and employees to stay with the company. Pensar’s single facility in Appleton will become part of the LaBarge organization and will begin operating immediately under the name LaBarge, led by General Manager David Steel who formerly served as president of Pensar.
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LaBarge, Inc.
LaBarge Acquires Pensar Electronic Solutions LLC
“We are very excited about the business opportunities that will be created by the acquisition, including leveraging LaBarge’s broader capabilities to grow the Pensar customer base,” said Mr. LaBarge. “We are pleased to welcome Pensar’s talented management group and outstanding workforce to the LaBarge team.”
“We continue to project fiscal 2009 second-quarter results will be comparable to the fiscal 2009 first-quarter, depending on the impact of any developments in the Eclipse Aviation bankruptcy. We plan to discuss our expectations for the rest of the fiscal year, as well as give further details of the acquisition’s anticipated contributions to fiscal 2009 revenues and earnings, at the time of our fiscal second-quarter earnings release,” said Mr. LaBarge.
Conference Call Webcast Today
Today at 5:00 p.m. Eastern time, LaBarge will host a live webcast of its discussion with the investment community regarding the Pensar acquisition announcement. The webcast can be accessed at http://viavid.net/dce.aspx?sid=00005B52. Following the live discussion, a replay of the webcast will be available at the same location on the Internet.
LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s Web site may be accessed at http://www.labarge.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.’s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.
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